Exhibit 3.2

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              FINE HOST CORPORATION

          FINE HOST CORPORATION, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

          1. The name of the corporation is Fine Host Corporation. Fine Host Corporation was originally incorporated under the same name, and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on November 7, 1985.

          2. The original Certificate of Incorporation was amended and restated pursuant to a Restated Certificate of Incorporation which was filed with the Secretary of State of the State of Delaware on April 28, 1993, which was further amended and restated pursuant to a Restated Certificate of Incorporation which was filed with the Secretary of State of the State of Delaware on May __, 1996.

          3. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Restated Certificate of Incorporation of this corporation.

          4. This Restated Certificate of Incorporation was duly adopted by the written consent of the Board of Directors of the corporation and by the written consent of the stockholders of the corporation in accordance with the applicable provisions of Sections 141, 228, 242 and 245 of the General Corporation Law of the State of Delaware.

          5. The text of the Restated Certificate of Incorporation of the corporation is hereby restated and further amended to read in its entirety as follows:

                                    ARTICLE I

          The name of the Corporation (the "Corporation") is Fine Host Corporation.




































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                                   ARTICLE II

          The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.


                                   ARTICLE III

          The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.


                                   ARTICLE IV

          1. The total number of shares which the Corporation shall have the authority to issue is 26,000,000 shares, which shall consist of (i) 25,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), and (ii) 1,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock").

          2. The Preferred Stock may be issued from time to time as herein provided in one or more series. The designations, relative rights, preferences and limitations of the Preferred Stock, and particularly of the shares of each series thereof, may, to the extent permitted by law, be similar to or differ from those of any other series. The Board of Directors of the Corporation is hereby expressly granted authority, subject to the provisions of this Article IV, to fix, from time to time before issuance thereof, the number of shares in each series and all designations, relative rights, preferences and limitations of the shares in each such series, including, but without limiting the generality of the foregoing, the following:

          (a) the designation of the series and the number of shares to constitute each series;

          (b) the dividend rate on the shares of each series, any conditions on which and times at which dividends are payable, whether dividends shall be cumulative, and the preference or relation (if any) with respect to such dividends (including preferences over dividends on the Common Stock or any other class or classes);

          (c) whether the series will be redeemable (at the option of the Corporation or the holders of such shares or both, or upon the happening of a specified event) and, if so, the redemption prices and the conditions and times upon which redemption may take place and whether for cash, property or



























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rights, including securities of the Corporation or another Corporation;

          (d) the terms and amount of any sinking, retirement or purchase fund;

          (e) the conversion or exchange rights (at the option of the Corporation or the holders of such shares or both, or upon the happening of a specified event), if any, including the conversion or exchange price and other terms of conversion or exchange;

          (f) the voting rights, if any (other than any voting rights that the preferred Stock may have as a matter of law);

          (g) any restrictions on the issue or reissue or sale of additional Preferred Stock;

          (h) the rights of the holders upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (including preferences over the Common Stock or any other class or classes or series of stock);

          (i) the preemptive rights, if any, to subscribe to additional issues of stock or securities of the Corporation; and

          (j) such other special rights and privileges, if any, for the benefit of the holders of the Preferred Stock, as shall not be inconsistent with provisions of this Restated Certificate of Incorporation.

          All shares of Preferred Stock of the same series shall be identical in all respects, except that shares of any one series issued at different times may differ as to dates, if any, from which dividends thereon may accumulate. All shares of Preferred Stock of all series shall be of equal rank and shall be identical in all respects except that any series may differ from any other series with respect to any one or more of the designations, relative rights, preferences and limitations described or referred to in subparagraphs 2(a) to 2(j) inclusive above.

                                    ARTICLE V

          The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the by-laws of the Corporation. Upon effectiveness of this Restated Certificate of Incorporation, the directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial Class I directors shall consist of
                   and
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and         , the initial Class II directors shall consist of,           and,
   ---------                                                -----------
and           the initial Class III directors shall consist of
   -----------                                                ------------
and            . The term of the initial Class I directors shall terminate on
   -----------
the date of the 1997 annual meeting of stockholders; the term of the initial Class II directors shall terminate on the date of the 1998 annual meeting of stockholders; and the term of the initial Class III directors shall terminate on the date of the 1999 annual meeting of stockholders. At each annual meeting of stockholders beginning in 1997, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors, howsoever resulting, may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.
Any director elected to fill a vacancy shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected.

          Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation or the resolution or resolutions adopted by the Board of Directors pursuant to Article IV applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article V unless expressly provided by such terms.

                                   ARTICLE VI

          In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or appeal the by-laws of the Corporation.

                                   ARTICLE VII

          1. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.






























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          2.    Meetings of stockholders may be held at such place either within or without the State of Delaware, as may be designated by or in the manner provided by the by-laws. The books of the Corporation may be kept (subject to any provision contained in the statutes of the State of Delaware) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation.

                                  ARTICLE VIII

          The Corporation shall indemnify each person who is or was a director, officer or employee of the Corporation (including the heirs, executors, administrators or estate of such person) or is or was serving at the request of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted under subsections 145(a), (b) and (c) of the Delaware General Corporation Law or any successor statute.

          The indemnification provided by this Article VIII shall not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                                   ARTICLE IX

          A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

                                    ARTICLE X

          The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter





























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prescribed by the laws of the State of Delaware and may add additional provisions authorized by such laws as are then in force. All rights conferred upon the directors or stockholders of the Corporation herein or in any amendment hereof are granted subject to this reservation.







































































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        IN WITNESS WHEREOF, Fine Host Corporation has caused this Restated
Certificate of Incorporation to be signed by Richard E. Kerley, its President
and Chief Executive Officer, this         day of May, 1996.
                                  -------

                                                  FINE HOST CORPORATION



                                                  By:
                                                     ---------------------------
                                                       Richard E. Kerley













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